Exhibit 21
SUBSIDIARIES OF THE REGISTRANT
December 31, 2022

Subsidiary	State/Jurisdiction of Incorporation/Organization

Arlington OTB Corp.	Delaware
Arlington Park Racecourse, LLC	Illinois
BB Development, LLC d/b/a Oxford Casino	Maine
BetAmerica LLC	Delaware
BG Kentucky Management, LLC	Delaware
CDIHC, LLC	Delaware
CDITH, LLC	Delaware
CDTC, LLC	Nevada
CEP IV Chicago Holdco LLC	Delaware
Calder Race Course, Inc., d/b/a Calder Casino and Race Course	Florida
Churchill Downs Interactive Canada Ltd.	British Columbia
Churchill Downs Interactive Gaming, LLC	Delaware
Churchill Downs Louisiana Horseracing Company, L.L.C. d/b/a Fair Grounds Race Course & Slots	Louisiana
Churchill Downs Louisiana Video Poker Company, L.L.C.	Louisiana
Churchill Downs Management Company, LLC	Kentucky
Churchill Downs Racetrack, LLC	Kentucky
Churchill Downs Technology Initiatives Company d/b/a TwinSpires.com	Delaware
Colonial Downs Group, LLC	Delaware
DCGD, LLC	Delaware
Derby City Gaming, LLC	Kentucky
Derby City Gaming Downtown, LLC	Kentucky
Ellis Entertainment, LLC	Kentucky
GBKY, LLC	Delaware
GBKY Management, LLC	Delaware
HCRH, LLC	Delaware
KYCR Holdings, LLC	Delaware
Kymalimi, LLC	New Hampshire
LLN PA, LLC d/b/a Lady Luck Casino Nemacolin	Pennsylvania
Magnolia Hill, LLC d/b/a Riverwalk Casino Hotel, LLC	Delaware
Miami Valley Gaming & Racing, LLC	Delaware
Midwest Gaming Holdings, LLC	Delaware
Midwest Gaming & Entertainment, LLC	Delaware
MVGR, LLC	Delaware
NKYRG, LLC	Delaware
Old Bay Gaming and Racing, LLC	Delaware
PID, LLC d/b/a Presque Isle Downs & Casino	Pennsylvania
Richmond VA Development, LLC	Delaware
Richmond VA Management, LLC	Delaware
RVA Group II, LLC	Delaware
RVA Holdings Group, LLC	Delaware
SCE Partners, LLC	Iowa

Exhibit 21

Quad City Downs, Inc.	Iowa
SW Gaming, LLC d/b/a Harlow's Casino Resort & Spa	Mississippi
Tropical Park, LLC	Florida
Turfway Park, LLC	Delaware
United Tote Canada, Inc.	Ontario
United Tote Company	Montana
Video Services, L.L.C.	Louisiana
WKY Development, LLC	Delaware
Youbet.com, LLC	Delaware